EXHIBIT 10.15

EXECUTION VERSION

PURCHASE AND ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS PURCHASE AND ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is made and entered into as of November 18, 2022 (“Effective Date”) by and among RIVERPARK ADVISORS, LLC, a Delaware limited liability company (“Seller”), CROSSINGBRIDGE ADVISORS, LLC, a Delaware limited liability company (“Buyer”), and COHANZICK MANAGEMENT, L.L.C., a Delaware limited liability company (“Cohanzick”). Seller, Buyer and Cohanzick each are referred to as a “Party” and collectively as the “Parties”.

Preliminary Statement

A.    Seller, among other activities, provides investment advisory services for a mutual fund known as RiverPark Strategic Income Fund (the “Fund”), pursuant to (a) an Amended and Restated Investment Advisory Agreement dated February 14, 2012 (the “Advisory Agreement” and the business of providing services to the Fund, the “Business”), by and between Seller and RiverPark Funds Trust, a Delaware statutory trust (the “RiverPark Trust”), and (b) an Operating Expense Limitation Agreement dated as of July 1, 2019, between RiverPark Trust and Seller (the “Expense Limitation Agreement”). Buyer and its affiliates, including Cohanzick, are engaged in an investment advisory business similar to the Business. Reference is also hereby made to a Sub- Advisory Agreement, dated as of August 1, 2012 (the “Sub-Advisory Agreement”), by and among Seller, Cohanzick and the RiverPark Trust, on behalf of the Fund, attached hereto as Exhibit A.

B.    Subject to the approval of the Board of Directors of RiverPark Trust (the “Board”), including the approval of a majority of the directors who are not interested persons of the Fund (“Board Approval”), Seller is willing to sell to Buyer the Assigned Assets and Buyer is willing to purchase the Assigned Assets and to assume the Assumed Liabilities, all as described below. In furtherance thereof, upon obtaining such Board Approval, Buyer will endeavor to procure the approval by vote of a majority of the outstanding voting securities of the Fund (“Fund Stockholder Approval”) for Buyer to assume the advisory services role under the Advisory Agreement and the Expense Limitation Agreement.

NOW, THEREFORE, in consideration of the above Preliminary Statement, and the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby conclusively acknowledged, and to effectuate such acquisition and assumption, the Parties, each intending to be legally bound, agree as follows:

1.    Preliminary Statement. The Preliminary Statement set forth above is incorporated into and made a part of this Agreement. This Agreement supersedes and replaces all prior drafts or proposed or contemplated agreements pertaining to the transactions provided for herein, all of which are null and void.

2.    Assigned Assets. Upon the terms and subject to the conditions set forth in this Agreement, upon the consummation of the transactions contemplated by this Agreement (the “Closing”), at the Closing, Seller shall sell, transfer, set over, convey, assign and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, all right, title and interest of Seller in and to, (a) all duties and responsibilities attributable to Seller or the investment advisory role performed by Seller under, the Advisory Agreement and the Expense Limitation Agreement (collectively, the “Assigned Contracts”), (b) copies of the portion of Sellers’ books and records to the extent primarily related to the Business (the “Books and Records”), and (c) Seller’s goodwill to the extent primarily deriving from the Business (items (a), (b) and (c) are collectively called the “Assigned Assets”). At the Closing, Seller shall transfer and assign the Assigned Assets to Buyer AS IS, free and clear of all encumbrances. Upon Closing, Seller hereby grants to Buyer or any affiliate thereof that is the advisor to the Fund a non-exclusive, irrevocable, royalty-free right and license to use the name “RiverPark Strategic Income Fund” as the name of the Fund for so long as the Fund has not dissolved and Buyer or such affiliate is providing advisory services to the Fund in compliance with applicable law. Upon reasonable notice, Seller shall afford Buyer’s representatives reasonable access (including the right to make, at Buyer’s expense, electronic or photocopies), during normal business hours, to the Books and Records.

3.    Excluded Assets. If Closing occurs, Seller shall retain and not transfer, and Buyer shall not purchase or acquire or have any ownership claim or right in respect of any cash, cash equivalents, bank accounts, brokerage accounts and similar accounts of Seller or all accounts receivable due to Seller, any tax matters, or any assets, properties, claims or rights of Seller not expressly included among the Assigned Assets, including, without limitation, any other business initiative or assets of Seller, including any interest in any advisory services or other financial undertakings other than the Assigned Assets, and including, without limitation, any receivables or other rights to payment or indemnification under the Assigned Contracts, and any other rights or claims under the Assigned Contracts or otherwise in respect of the Assigned Assets, but only to the extent relating to the period prior to Closing (“Excluded Assets”).

4.    Assumption of Liabilities. If Closing occurs, at the Closing, Buyer shall assume and agree to pay, perform, honor and discharge all obligations and liabilities arising from events occurring on and after the Closing under the Assigned Contracts, including, without limitation, all obligations and liabilities first arising after the Closing deriving from or relating to the Assigned Assets being acquired by Buyer or incurred after the Closing in connection with the operation of the Business (collectively, the “Assumed Liabilities”).

5.    Cohanzick Consent. Cohanzick hereby consents to the transactions contemplated herein. Each of the Advisory Agreement, the Sub-Advisory Agreement and the Expense Limitation Agreement shall remain in full force and effect in accordance with their respective terms, and none of Seller, Cohanzick nor Buyer shall directly or indirectly take any action to circumvent the provisions of the Advisory Agreement, the Sub-Advisory Agreement or the Expense Limitation Agreement, and shall prevent any of their affiliates from taking any such action; provided, however, that if a Closing is consummated hereunder, the Advisory Agreement and the Sub-Advisory Agreement shall terminate upon such Closing (however such termination shall not affect the rights of the parties to payment of any advisory fees accrued through the date of such termination), and Buyer shall become a party to the Expense Limitation Agreement.

6.    Fund Stockholder Approval.

(a)    Buyer will coordinate at its sole expense with the Board to prepare and file (or to cause to be prepared and filed) with the Securities and Exchange Commission (the “SEC”) and all other applicable governmental authorities, as promptly as practicable following receipt of the Board Approval, all registration statements and proxy solicitation materials required to obtain Fund Stockholder Approval as contemplated herein. Buyer or the Board, at Buyer’s sole expense, will distribute such proxy solicitation materials as promptly as practicable after clearance thereof by the SEC, and submit (or have the Board submit), at Buyer’s sole expense, as promptly as practicable following the mailing of the proxy materials to Fund stockholders for a vote at a stockholder meeting the proposals submitted by the Board relating to this Agreement and the transactions contemplated herein. Each such registration statement (if applicable) and proxy statement shall be in form and substance reasonably satisfactory to Buyer and Seller and in accordance with the requirements of the Investment Company Act of 1940, as amended (the “Investment Company Act”), the Securities Exchange Act of 1934, as amended, and the rules thereunder. Without limiting the foregoing, Buyer shall be responsible for and pay all costs and expenses, including without limitation, fees and disbursements of counsel, in connection with the assignment and assumption contemplated herein; provided, that to the extent any such fees or expenses are billed directly to Seller, Buyer agrees to pay such fees and expenses promptly (and in no case later than 30 days) upon presentation of the relevant invoices.

(b)    Seller shall have the right to review in advance and to approve promptly (such approval not to be unreasonably withheld, conditioned or delayed) the record date and meeting date for any meeting (including any adjournments and cancellations thereof) at which Fund Stockholder Approval will be sought and all the information relating to Buyer and any of its affiliates proposed to appear in any proxy statement or any amendment or supplement thereto submitted to the SEC or such other applicable governmental authority in connection with this Agreement and the transactions contemplated hereby.

(c)    Seller hereby acknowledges and agrees that following the Closing Buyer, at its sole discretion, will have the right to cause the Fund to transition to a new trust, and hereby consents to, and agrees to cooperate (at Buyer’s expense) with, any such transition.

7.    Exclusivity. Until the Closing or the termination of this Agreement, Seller shall not, nor shall Seller permit any of its affiliates or representatives to directly or indirectly, (a) discuss, encourage, negotiate, undertake, initiate, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction involving a merger, consolidation, business combination, purchase or disposition directly or indirectly involving the Fund (a “Competing Transaction”), (b) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of a Competing Transaction, (c) furnish, or cause to be furnished, to any person any information concerning the Fund in connection with a possible Competing Transaction, or (d) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. Seller shall notify Buyer as soon as is reasonably practicable after receipt by Seller, or any of its representatives of any proposal, offer or other communication from any person concerning a Competing Transaction. Such notice shall indicate the identity of the person making the proposal or offer or intending to make a proposal or offer or requesting non-public information or access to the books and records of Seller relating to the Fund, and the material terms of any such proposal or offer and copies of any written proposals or offers or amendments or supplements thereto.

8.    Confidentiality; Non-Disparagement; Non-Solicitation.

(a)    Prior to and after the Closing or termination of this Agreement, each Party, respectively, shall treat and hold confidential all information known by them or identified by another Party to comprise trade secrets (and not generally available information pertaining to investment fund businesses and strategies) (collectively “Confidential Information”), and shall refrain from disclosing any Confidential Information to any third parties and from using any of the Confidential Information except (i) as necessary to perform its obligations under this Agreement and exercise its rights hereunder, (ii) in connection with obtaining the Fund Stockholder Approval, or (iii) as required by any applicable law. Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that (A) is generally available to the public as of the date of this Agreement and as of the Closing or (B) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder and not in violation of any other obligation of confidentiality or non-disclosure. The parties intend to issue a mutually acceptable press release announcing the transaction (but not the financial terms thereof) promptly after the date of this Agreement. Seller hereby acknowledges that affiliates of Buyer will have to disclose the existence of this Agreement in filings with the SEC.

(b)    Prior to and after the Closing, Seller shall not, and shall cause its officers, employees and affiliates not to, make any statements with malicious intent to disparage Buyer or Cohanzick or their respective affiliates so as to harm or create a reasonable likelihood of harm to the reputation or goodwill of Buyer, Cohanzick or their respective affiliates. Prior to and after the Closing, each of Buyer and Cohanzick shall not, and shall cause its directors, officers, employees and affiliates not to, make any statements with malicious intent to disparage the Seller or its affiliates so as to harm or create a reasonable likelihood of harm to the reputation or goodwill of Seller or its affiliates. Notwithstanding the foregoing non-disparagement provisions, each Party reserves rights to assert claims and rights as against the other Parties and their respective affiliates in connection with dispute resolution proceedings.

(c)    Prior to the Closing (or the earlier termination of this Agreement), in addition to the confidentiality and non-disparagement provisions herein, each of Buyer and Cohanzick (for itself and its employees, representatives and affiliates) agrees not to directly seek to induce investors in the Fund to sell or request redemption of their interests in the Fund.

(d)    Each Party acknowledges and agrees that money damages would not be an adequate remedy for any breach of its covenants and agreements contained in this Section 8, and that, in addition to any other remedies available to any other Party, such other Party shall be entitled to seek the remedies of injunction, specific performance and other equitable relief for any threatened or actual breach of this Section 8.

9.    Closing. The Closing shall occur on the date that is two business days after Fund Stockholder Approval has been obtained. The Sub-Advisory Agreement shall terminate at the Closing, and notwithstanding anything to the contrary contained in the Sub-Advisory Agreement, the only sections of the Sub-Advisory Agreement that shall survive such termination are sections 3(e) and 9. At the Closing, Buyer and Seller shall execute such documents as are reasonably necessary to memorialize the transfer of the Acquired Assets and the assumption of the Assumed Liabilities.

 10.    Purchase Price.

(a)	In addition to Buyer’s assumption of the Assumed Liabilities, within five

(5) days of receipt of any Net Advisory Fees by Buyer or an affiliate thereof which are attributable to any period through the expiration of thirty-six (36) months from the date of the Closing (the “Earn Out Period”), Buyer shall be required to pay to Seller an amount equal to one third (1/3) of the Net Advisory Fees; provided, however, that the maximum cumulative aggregate amount payable pursuant to this Section 10 shall be $1,225,000.

“Net Advisory Fees” means an amount equal to the advisory fees received from the Fund (including any fund with respect to which any assets of the Fund are transferred and Buyer or an affiliate thereof is the manager), after giving effect to any fee waivers or expense reimbursements in accordance with the Expense Limitation Agreement; provided, however, that if Buyer or an affiliate thereof reduces the advisory fee percentage from the level applicable to the Fund as of the date of this Agreement, Net Advisory Fees shall be calculated based on the fee percentage in place as of the date of this Agreement; provided, further, that if any amendment is made to the Expense Limitation Agreement after the Closing that would reduce the calculation of Net Advisory Fees, such amendment shall be disregarded for the purposes of calculating Net Advisory fees hereunder; provided, further, that, as set forth in Section 6 above, all expenses related to any of the transactions contemplated hereunder, including without limitation the Board Approval, the Fund Stockholder Approval or any merger involving the Fund, shall be borne solely by the Buyer and shall not be charged to the Fund for purposes of calculating the Net Advisory Fees hereunder; provided, further, that any extraordinary expenses of the Fund not incurred in the ordinary course of business or otherwise not consistent with the spirit of this Agreement shall be excluded from any calculation of Net Advisory Fees.

(b)    Upon the Closing and for a period of sixty (60) months from the date of the Closing, within five (5) days of receipt of any Net Advisory Fees, Buyer shall be required to pay to Cohanzick an amount equal to 0.125% multiplied by the daily average assets under management of the Fund (including assets under management of any fund with respect to which any assets of the Fund are transferred). Seller shall have no liability to Cohanzick in respect of any such fee.

(c)    If, during the Earn Out Period, a Change of Control happens with respect to Buyer or any affiliate thereof that is the advisor to the Fund (or any fund to which assets of the Fund have been transferred), as applicable, then to the extent Seller has not yet been paid a total of $1,225,000 hereunder, then any of such amount that Seller has not yet been paid hereunder shall become immediately due and payable. As used herein, the term “Change of Control” with respect to Buyer or any affiliate thereof that is the advisor to the Fund (or any fund to which assets of the Fund have been transferred) means any transaction resulting in a change of ownership or control of Buyer or any such affiliate that would require the consent of the stockholders of the Fund or any other investment fund for which Buyer or its affiliate is rendering investment management or investment advisory services in serving as “investment adviser,” as that term has been interpreted under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), or the Investment Company Act.

(d)    Each payment hereunder shall be accompanied by detailed documentation supporting the calculation of such amount. Seller shall have the right to appoint an independent accountant to review such documentation and the books and records of Buyer or any affiliate thereof that is the advisor to the Fund (or any fund to which assets of the Fund have been assigned)

related to the subject matter of this Agreement in order to determine whether or not any and all amounts that should have been paid to Seller hereunder have been paid. To the extent such accountant determines that there has been any shortfall in payment, then Buyer shall within five (5) days of such determination make a whole payment to Seller.

  11.    [RESERVED]

12.    Treatment of Liabilities. Effective from and after Closing, Buyer hereby agrees to hold Seller and its affiliates harmless from and against, and indemnify Seller and its affiliates with respect to, the Assumed Liabilities. Effective from and after Closing, Seller hereby agrees to hold Buyer and its affiliates harmless from and against, and indemnify Buyer and its affiliates with respect to, all liabilities of Seller that relate to the Assigned Assets.

13.    Termination. If the Closing does not occur prior to March 31, 2023 (the “Outside Date”), this Agreement shall terminate and no longer be in effect, unless otherwise mutually agreed by the Parties in writing. Termination of this Agreement shall terminate all liabilities and obligations of the Parties hereunder.

14.    Representations.

(a)    Seller represents to Buyer that this Agreement and its performance hereunder have been duly authorized by all requisite action on the part of Seller, and that, subject to Board Approval and Fund Stockholder Approval, Seller has full right, power and authority to close hereunder and to sell and assign the Assigned Assets. Buyer represents to Seller that this Agreement and its performance hereunder and under the Assigned Contracts have been duly authorized by all requisite action on the part of Buyer, and that, subject to Board Approval and Fund Stockholder Approval, Buyer has full right, power and authority to close hereunder, to perform its obligations hereunder, including without limitation, to pay the Purchase Price, accept the Assigned Assets and assume the Assumed Obligations. Buyer further represents that Buyer has sufficient knowledge of the Assigned Assets and the Fund and its duties as investment advisor and under applicable laws and regulations. Cohanzick represents to Seller that this Agreement and its performance hereunder have been duly authorized by all requisite action on the part of Cohanzick, and that, subject to Board Approval and Fund Stockholder Approval, Cohanzick has full right, power and authority to close hereunder, to perform its obligations hereunder.

(b)    Seller represents that as of the date hereof, it is fully in compliance with all applicable requirements of the Investment Company Act, the Advisers Act, and other provisions of federal securities law, as well as other applicable law.

(c)    Buyer represents that as of the date hereof, it is fully in compliance with all applicable requirements of the Investment Company Act, the Advisers Act, and other provisions of federal securities law, as well as other applicable law.

15.    Indemnity. Each Party indemnifies each other Party and holds such other Party and its affiliates harmless from any claim, liability, loss, damage, cost and expense, including attorney’s fees, incurred or suffered by the indemnified Party in connection with or arising out of the indemnifying Party’s (or its agents’, contractors’ or representatives’) breach of any representation or warranty or covenant provided for in this Agreement. This provision shall survive the Closing or termination of this Agreement for a period of six months.

16.    Notices. All written notices required or desired to be given under this Agreement shall be mailed, sent by email, facsimile machine, or delivered by hand or reputable overnight courier service:

If to Buyer:	427 Bedford Road Suite 220 Pleasantville, NY 10570 Attention: Jonathan Barkoe Email: JBarkoe@crossingbridge.com
If to Cohanzick:	427 Bedford Road Suite 230 Pleasantville, NY 10570 Attention: David Sherman Email: david@cohanzick.com
If to Seller:	156 West 56th Street 17th Floor New York, New York 10019 Attention: Mordecai Schaja Email: mschaja@riverparkfunds.com

Any Party may designate a different address for the delivery of notices to such Party in a written notice to the other Parties.

17.    Successors and Assigns. None of Buyer or Cohanzick shall have the right to assign this Agreement or any of its rights or obligations hereunder without the prior written consent of Seller, and any purported assignment without such consent shall be null and void. Seller shall not have the right to assign this Agreement or any of its rights or obligations hereunder without the prior written consent of Buyer, and any purported assignment without such consent shall be null and void. This Agreement shall inure to the benefit of, and be binding upon, the respective successors and permitted assigns of each of the Parties.

18.    Modifications. Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented, waived or modified orally, but only by an instrument in writing signed by the Party against whom enforcement of the termination, amendment, supplement, waiver or modification is sought.

19.    Counterparts. This Agreement may be signed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and valid and effective for all purposes.

20.    Expenses. Except as set forth herein, each Party will bear its own expenses incurred or to be incurred in connection with the execution and delivery of this Agreement. Notwithstanding the foregoing, the Parties agree that all costs and expenses, including without limitation fees and disbursements of counsel, incurred in connection with the assignment and assumption contemplated herein (including, without limitation, the costs of obtaining any requisite consents, making any filing with the SEC and preparing a merger proxy to obtain consents to such transactions) will be the responsibility of and paid by Buyer and not by Seller or any affiliate of Seller. To the extent any such fees and expenses are billed directly to Seller, Buyer agrees to pay such fees and expenses promptly (and in no case later than 30 days) upon presentation of the relevant invoices.

21.    Joint Work Product. This Agreement shall be deemed to have been jointly drafted by the Parties and in construing and interpreting this Agreement, no provision shall be construed and interpreted for or against a Party because such provision was purportedly prepared for or requested by such Party.

22.    Continuing Obligations. Each Party will execute and deliver all such other documents and take all such further actions as may be reasonably required to effectuate the transactions contemplated by this Agreement.

23.    No Third-Party Beneficiary. There are no third-party beneficiaries to this Agreement.

24.    Miscellaneous. The failure or delay of any Party to enforce any of its rights under this Agreement shall not constitute a waiver of such rights, any other rights, or any future rights arising hereunder. No waiver of any rights under this Agreement shall be effective unless it is in writing and executed by the Party waiving such rights. If any term or provision of this Agreement shall be held invalid or unenforceable, the remainder of this Agreement shall not be affected thereby, and each term and provision hereof shall be valid and enforced to the fullest extent permitted by law. This Agreement constitutes the entire agreement between the Parties with respect to the matters covered hereby and supersede all prior negotiations and writings with respect to the subject matter hereof. This Agreement may not be changed, modified or terminated, except pursuant to an amendment executed by the Parties. This Agreement and any disputes arising under or in any way related to this Agreement or its subject matter shall be governed by the internal laws of the State of New York, without giving effect to conflicts-of-laws principles. All actions or proceedings under or in any way relating to this Agreement shall be within the venue of any state or federal court located in New York County having jurisdiction. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

THE PARTIES HEREBY KNOWINGLY AND VOLUNTARILY WAIVE ANY RIGHT THEY MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION HEREUNDER OR ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT.

IN WITNESS WHEREOF, Seller, Buyer and Cohanzick have executed and delivered this instrument as of the Effective Date.

COHANZICK MANAGEMENT, L.L.C.

By:         /s/ David K. Sherman          Name: David K. Sherman

Title: Authorized Agent

CROSSINGBRIDGE ADVISORS, LLC

By:         /s/ David K. Sherman          Name: David K. Sherman

Title: Authorized Agent

RIVERPARK ADVISORS, LLC

By:         /s/ Morty Schaja          Name: Morty Schaja

Title: Authorized Signatory

Acknowledged:

RIVERPARK FUNDS TRUST

By: /s/ Morty Schaja          Name: Morty Schaja

Title: Authorized Signatory